Exhibit 23.02

CONSENT OF KPMG, LLP

The Board of Directors
The 3DO Company:

We consent to incorporation by reference in the registration statements (Nos. 333-52004 and No. 333-84758) on Form S-8 and (Nos. 333-80309, 333-72190, 333-75934 and 333-83576) on Form S-3 of The 3DO Company of our report dated May 3, 2000 relating to the consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity, and cash flows for the year ended March 31, 2000, which report appears in the March 31, 2002 annual report on Form 10-K of The 3DO Company.

/s/    KPMG LLP

Mountain View, California
June 27, 2002